EXHIBIT 10.15(b)

            FIRST AMENDMENT, dated as of August 18, 2004 (this “Amendment”), to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 2, 2004 (the “Credit Agreement”), among CINEMARK, INC. (the “Parent”), CNMK HOLDING, INC. (“Holdings”), CINEMARK USA, INC. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), LEHMAN BROTHERS INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners, GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent, DEUTSCHE BANK SECURITIES INC., THE BANK OF NEW YORK, GENERAL ELECTRIC CAPITAL CORPORATION and CIBC INC., as co-documentation agents, and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

            WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain Loans and other extensions of credit to the Borrower;

            WHEREAS, the Parent and the Borrower wish to repurchase from time to time a portion of (i) the Borrower’s 9% Senior Subordinated Notes due 2013 and (ii) the Parent’s Senior Discount Notes, and the Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement to permit such repurchases and make other amendments as set forth herein;

            WHEREAS, the Borrower wishes to consummate the Brazilco Acquisition and has requested that the Lenders agree to delete the requirement of Section 6.11(d) of the Credit Agreement requiring that the Borrower designate Brazilco as a Class II Restricted Subsidiary, and make other amendments as set forth herein;

            WHEREAS, the Borrower desires to refinance the outstanding principal balance of the Term Loans made on the Effective Date (the “August 2004 Term Loan Refinancing”);

            WHEREAS, in order to finance the August 2004 Term Loan Refinancing, the Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement; and

            WHEREAS, the Lenders have agreed to make such amendments solely upon the terms and conditions provided for in this Amendment;

            NOW, THEREFORE, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise noted herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

            2. Amendment to Section 1.1 of the Credit Agreement (Defined Terms).

            (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

       “August 2004 Term Loan Refinancing”: the refinancing of the outstanding principal balance of the Existing Term Loans on the First Amendment Effective Date.

       “Existing Term Loans”: the Term Loans (as defined in the Credit Agreement in effect prior to the First Amendment Effective Date).

       “Existing Term Loan Lender”: each Lender that holds an Existing Term Loan.

       “First Amendment”: the First Amendment, dated as of August 18, 2004, to this Agreement.

       “First Amendment Effective Date”: the date on which the conditions precedent set forth in Section 16 of the First Amendment shall have been satisfied.

       “First Amendment Lender Addendum”: with respect to each Tranche C Term Loan Lender, a First Amendment Lender Addendum, substantially in the form of Exhibit C to the First Amendment, duly executed and delivered by such Tranche C Term Loan Lender.

       “Rollup Subsidiaries”: Pricino I, L.P., Pricino II, L.P, Pricino III, L.P., Pricino IV, L.P., Pricino V, L.P., Pricino VI, L.P., Pricino VII, L.P., Pricino VIII, L.P., Pricino IX, L.P., Pricino X, L.P., Pricino XI, L.P., Pricino XII, L.P., Priciba EY Trust XIII and Priciba RI Trust XIII or any of their successors.

       “Rollup Transaction”: the acquisition, in one or multiple transactions, by the Borrower or any of its Subsidiaries of the legal or beneficial interests in the Rollup Subsidiaries which are landlords in up to thirteen of the Borrower’s properties which were sold to such Rollup Subsidiaries as part of a sale leaseback transaction.

       “Tranche C Term Loan”: as defined in Section 2.24(a).

       “Tranche C Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche C Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche C Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the First Amendment Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche C Term Loan Commitments is $259,350,000.

       “Tranche C Term Loan Facility”: the Tranche C Term Loan Commitments and the Tranche C Term Loans made thereunder.

       “Tranche C Term Loan Lender”: each Lender which has a Tranche C Term Loan Commitment or holds a Tranche C Term Loan.

       “Tranche C Term Loan Percentage”: as to any Tranche C Term Loan Lender at any time, the percentage which such Lender’s Tranche C Term Loan Commitment then constitutes of the aggregate Tranche C Term Loan Commitments (or, at any time after the First Amendment Effective Date, the percentage which the aggregate amount of such Lender’s Tranche C Term Loans then outstanding constitutes of the aggregate principal amount of Tranche C Term Loans then outstanding).

            (b) Section 1.1 is further amended by deleting the defined terms “Applicable Margin”, “Brazilco”, “Investment Limit”, “Term Loan”, “Term Loan Commitment”, “Term Loan Facility” and “Term Loan Lender” substituting in lieu thereof the following new definitions in the appropriate alphabetical order:

       “Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Tranche C Term Loan Facility	1.00%	2.00%
Revolving Credit Facility	1.50%	2.50	%;

provided that, on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Effective Date, the Applicable Margin with respect to the Loans will be determined pursuant to the Pricing Grid.

       “Brazilco”: the collective reference to Cinemark Brasil S.A., Cinemark Empreendimentos e Participacoes Ltda. and, upon the acquisition thereof by a subsidiary, NN Participacoes Ltda.

       “Investment Limit”: on any date of determination, the sum of (a) $100,000,000 plus (b) the lesser of (i) $75,000,000 and (ii) an amount equal to (x) 50% of the aggregate amount of Excess Cash Flow for each Fiscal Year ended after the Closing Date prior to such date of determination minus (y) the excess, if any, of (A) the aggregate amount of 9% Senior Subordinated Notes due 2013 and Senior Discount Notes prepaid, repurchased or redeemed after the First Amendment Effective Date pursuant to Section 7.9(a) over (B) an amount equal to 50% of the aggregate amount of Excess Cash Flow for each Fiscal Year ended after the Closing Date prior to such date of determination.

       “Term Loan”: each Tranche C Term Loan.

       “Term Loan Commitment”: as to any Lender, its Tranche C Term Loan Commitment.

       “Term Loan Facility”: the Tranche C Term Loan Commitments and the Tranche C Term Loans made thereunder.

       “Term Loan Lender”: each Tranche C Term Loan Lender.

            (c) Section 1.1 of the Credit Agreement is hereby further amended by amending the definition of “Unrestricted Subsidiary” by adding the following new sentence at the end of the definition of Unrestricted Subsidiary: “In addition, upon the consummation of the Rollup Transaction, the Rollup Subsidiaries shall be Unrestricted Subsidiaries.”.

            3. Amendment to Sections 2.1 (Term Loan Commitments), 2.2 (Procedure for Term Loan Borrowing) and 2.3(Repayment of Term Loans) of the Credit Agreement. Sections 2.1, 2.2 and 2.3 of the Credit Agreement are hereby amended by deleting them in their entirety and, in each case, substituting in lieu thereof the words “[Intentionally Omitted].”.

            4. Amendment to Section 2.6(a) of the Credit Agreement (Repayment of Loans; Evidence of Debt). Section 2.6(a) of the Credit Agreement is hereby amended by deleting the reference to “Section 2.3” therein and substituting in lieu thereof a reference to “Section 2.24”.

            5. Amendment to Section 2.9 of the Credit Agreement (Optional Prepayments). Section 2.9 of the Credit Agreement is hereby amended by deleting the Section in its entirety and substituting in lieu therefor the following new Section 2.9:

       2.9 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part:

       (x) at any time on or prior to the first anniversary of the First Amendment Effective Date, without premium or penalty other than pursuant to Section 2.19 and this Section 2.9, at a prepayment price equal to (1) with respect to any optional prepayment of Revolving Credit Loans, 100% of the principal amount of the Revolving Credit Loans optionally prepaid (together with all amounts payable in connection therewith pursuant to Section 2.19), (2) with respect to any optional prepayment of Term Loans made with the Net Cash Proceeds of an issuance or incurrence of term loans or high yield debt securities, 101% of the principal amount of the Term Loans optionally prepaid (together with all amounts payable in connection therewith pursuant to Section 2.19), and (3) with respect to any other optional prepayment of the Term

Loans, 100% of the principal amount of the Term Loans optionally prepaid (together with all amounts payable in connection therewith pursuant to Section 2.19); and

       (y) at any time after the first anniversary of the First Amendment Effective Date, without premium or penalty (other than pursuant to Section 2.19).

       In each case, the Borrower shall deliver irrevocable notice to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $200,000 in excess thereof.

            6. Amendment to Section 2.10 of the Credit Agreement (Mandatory Prepayments). Section 2.10 of the Credit Agreement is hereby amended by adding the following new sentence before the last sentence of Section 2.10(b):

            Each prepayment of the Term Loans under this Section 2.10(b) made with the Net Cash Proceeds of the incurrence of term loans or high-yield debt securities shall (x) at any time on or prior to the first anniversary of the First Amendment Effective Date, be at a prepayment price equal to 101% of the principal amount of the Term Loans being prepaid (together with all amounts payable in connection therewith pursuant to Section 2.19) and (y) at any time after the first anniversary of the First Amendment Effective Date, be at a prepayment price equal to 100% of the principal amount of the Term Loans being prepaid (together with all amounts payable in connection therewith pursuant to Section 2.19), and in each case shall be without premium or penalty other than pursuant to clause (x) above and Section 2.19.

            7. Amendment to Section 2 of the Credit Agreement (Amount and Terms of the Commitments). Section 2 of the Credit Agreement is hereby amended by adding the following new Section 2.24 in the appropriate numerical order:

            2.24 Tranche C Term Loan Facility.

       (a) Tranche C Term Loans. Subject to the terms and conditions hereof, the Tranche C Term Loan Lenders severally agree to make term loans (each, a “Tranche C Term Loan”) to the Borrower on the First Amendment Effective Date in an amount for each Tranche C Term Loan Lender not to exceed the amount of the Tranche C Term Loan Commitment of such Lender. The Tranche C Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.24(b) and 2.11.

       (b) Procedure for Tranche C Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City Time, at least three Business Days prior to the anticipated First Amendment Effective Date) requesting that the Tranche C Term Loan Lenders make the Tranche C Term Loans on the First Amendment Effective Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Tranche C Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the First Amendment Effective Date each Tranche C Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche C Term Loan to be made by such Lender; provided, however, that, at the option of each Tranche C Term Loan Lender that is an Existing Term Loan Lender immediately prior to the First Amendment Effective Date, all or a portion of the aggregate amount of the Existing Term Loans of such Tranche C Term Loan Lender may be converted to Tranche C Term Loans and applied toward satisfaction of the foregoing funding requirement. Subject to the immediately preceding sentence, the Administrative Agent shall use the amounts made available to the Administrative Agent by the Tranche C Term Loan Lenders to prepay the Existing Term Loans outstanding on the First Amendment Effective Date.

       Notwithstanding anything to the contrary in the Credit Agreement, (i) the Interest Period in effect on the First Amendment Effective Date in respect of the Existing Term Loans that are being converted to Tranche C Term Loans on the First Amendment Effective Date (the “Current Interest Period”) will continue to be in effect for such Loans following the First Amendment Effective Date, but such converted Tranche C Term Loans shall bear interest for each day during the remainder of the Current Interest Period at a rate per annum equal to the Eurodollar Rate determined for such day, based upon the Eurodollar Base Rate in effect with respect to the converted Existing Term Loans immediately prior to the First Amendment Effective Date, plus the Applicable Margin in effect for such day after giving effect to the First Amendment, and (ii) the initial Interest Period of any new Tranche C Term Loan funded on the First Amendment Effective Date will end on the last day of the Current Interest Period, and such newly funded Tranche C Term Loans shall bear interest for each day during the remainder of the Current Interest Period at a rate per annum equal to the Eurodollar Rate determined for such day, based upon the Eurodollar Base Rate determined as if the First Amendment Effective Date were the first day of such Interest Period, plus the Applicable Margin in effect for such day after giving effect to the First Amendment.

       Any Lender that has converted some but not all of its Existing Term Loan to a Tranche C Term Loan on the First Amendment Effective Date shall be indemnified by the Borrower, with respect to the portion of such Lender’s Existing Term Loan not converted to a Tranche C Term Loan, as provided in Section 2.19 of the Credit Agreement, which indemnity amounts shall be paid to each such Lender on the First Amendment Effective Date; provided, however, if a Lender converts all of its Existing Term Loan to an equivalent amount of a Tranche C Term Loan on the First Amendment Effective Date, the indemnification provided in Section 2.19(c) of the Credit Agreement shall not apply to such Lender on the First Amendment Effective Date.

       (c) Repayment of Tranche C Term Loans. The Tranche C Term Loans shall mature in 27 consecutive quarterly installments, commencing on September 30, 2004, each of which shall be in the aggregate amount set forth below opposite such installment:

Installment	Principal Amount
September 30, 2004	$650,000
December 31, 2004	$650,000
March 31, 2005	$650,000
June 30, 2005	$650,000
September 30, 2005	$650,000
December 31, 2005	$650,000
March 31, 2006	$650,000
June 30, 2006	$650,000
September 30, 2006	$650,000
December 31, 2006	$650,000
March 31, 2007	$650,000
June 30, 2007	$650,000
September 30, 2007	$650,000
December 31, 2007	$650,000

Installment	Principal Amount
March 31, 2008	$650,000
June 30, 2008	$650,000
September 30, 2008	$650,000
December 31, 2008	$650,000
March 31, 2009	$650,000
June 30, 2009	$650,000
September 30, 2009	$650,000
December 31, 2009	$650,000
March 31, 2010	$650,000
June 30, 2010	$61,100,000
September 30, 2010	$61,100,000
December 31, 2010	$61,100,000
March 31, 2011	$61,100,000

            8. Amendment to Section 4.16 of the Credit Agreement (Use of Proceeds). Section 4.16 of the Credit Agreement is hereby amended by deleting the first sentence thereof and by adding to the end of such Section the following: “The proceeds of the Tranche C Term Loans shall be used to finance the August 2004 Term Loan Refinancing and to pay related fees and expenses in connection therewith.”.

            9. Amendment to Section 6.11 of the Credit Agreement (Designation of Restricted and Unrestricted Subsidiaries). Section 6.11(d) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the words “[Intentionally Omitted].”.

            10. Amendment to Section 7.6 of the Credit Agreement (Limitation on Restricted Payments). Section 7.6 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (h) thereof, (ii) deleting the period at the end of clause (i) and substituting in lieu thereof the word “; and”, and (iii) adding the following clause (j) immediately after clause (i) thereof:

       ”(j) the Borrower may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to the Parent, in the amount required to redeem or repurchase the Senior Discount Notes to the extent permitted by Section 7.9(a).”

            11. Amendment to Section 7.9 of the Credit Agreement (Limitation on Optional Payments and Modifications of Debt Instruments). Section 7.9 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

       7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc.. (a) Except as permitted by Section 7.2(f), (g) or (h), make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Subordinated Notes or the Senior Discount Notes (except that (i) the Borrower may (A) repurchase, redeem or defease its 8 1/2% Senior Subordinated Notes and (B) repurchase or redeem its 9% Senior Subordinated Notes due 2013 and (ii) the Parent may repurchase or redeem the Senior Discount Notes, provided that, the aggregate principal amount of the Borrower’s 9% Senior Subordinated Notes due 2013 redeemed after the First Amendment Effective Date pursuant to clause (i)(B) above plus the aggregate accreted amount of the Senior Discount Notes redeemed after the First Amendment Effective Date pursuant to clause (ii) above shall not exceed $100,000,000), or segregate funds (except in connection with a repurchase, redemption or defeasance permitted by the preceding parenthetical) for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Parent, Holdings, the Borrower or any Class I Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Subordinated Notes, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Discount Notes (other than any such amendment, modification, waiver or other change which (A) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Parent, Holdings, the Borrower or any of its Class I Restricted Subsidiaries or add any Guarantor as a guarantor of the Senior Subordinated Notes, provided that such guarantee is subordinated in right of payment to the Guarantor’s guarantee of the Obligations to at least the same extent in all material respects as the obligations of the Borrower in respect of the Senior Subordinated Notes are subordinated to the Obligations or (B) does not require the consent of any holder of the Senior Subordinated Notes or Senior Discount Notes, as applicable, to (i) cure any ambiguity, defect or inconsistency or (ii) comply with the requirements of the SEC in order to effect or maintain the qualification of the Senior Subordinated Note Indenture or the Senior Discount Note Indenture, as the case may be, under the TIA (as defined in the applicable agreement)), (c) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of any Senior Subordinated Note Indenture or (d) amend its certificate of incorporation in any manner reasonably determined by the Administrative Agent to be material and adverse to the Lenders.

            12. Amendment to Section 7.14 of the Credit Agreement (Limitation on Restrictions on Subsidiary Distributions). Section 7.14 of the Credit Agreement is hereby amended by adding to the end of such Section the following new sentence: “Notwithstanding any of the foregoing, the ability of Brazilco and its subsidiaries to make Restricted Payments may be subject to encumbrances and restrictions imposed by agreements or instruments relating to any Non-Recourse Debt of Brazilco.”.

            13. Amendment to Section 7.16 of the Credit Agreement (Limitation on Activities of the Parent and Holdings. Section 7.16 of the Credit Agreement is hereby amended by adding to the end of such Section the following new sentence: “Notwithstanding any of the foregoing, the Parent shall be allowed to repurchase or redeem its Senior Discount Notes to the extent permitted by Section 7.9(a).”.

            14. Amendment to Section 10.17 of the Credit Agreement (Delivery of Lender Addenda). Section 10.17 of the Credit Agreement is hereby amended by adding (a) a paragraph lettering “(a)” in front of the existing paragraph therein and (b) the following new paragraph (b) at the end thereof:

       (b) Each Tranche C Term Loan Lender shall become a party to this Agreement by delivering to the Administrative Agent a First Amendment Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

            15. Amendment to Annex A of the Credit Agreement (Pricing Grid). The “Pricing Grid” on Annex A to the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

PRICING GRID FOR TERM LOANS

	Applicable Margin for Term Loans
Consolidated Leverage Ratio	Eurodollar Loans	Base Rate Loans
> 3.00 to 1.00	2.00%	1.00%
≤ 3.00 to 1.00	1.75%	0.75%

PRICING GRID FOR REVOLVING CREDIT LOANS

	Applicable Margin for Revolving
	Credit Loans
Consolidated Leverage Ratio	Eurodollar Loans	Base Rate Loans
>2.75 to 1.00	2.50%	1.50%
2.75 to 1.00 and > 2.25 to 1.00	2.25%	1.25%
≤ 2.25 to 1.00	2.00%	1.00%

Changes in the Applicable Margins resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the date such financial statements are due pursuant to Section 6.1) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.00 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this Pricing Grid be deemed to be greater than 3.00 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this Pricing Grid shall be made as at the last day of any period of four consecutive fiscal quarters of the Borrower.

            16. Conditions to Effectiveness. This Amendment shall become effective on the date on which all of the following conditions precedent have been satisfied or waived (the “First Amendment Effective Date”:

            (a) The Administrative Agent shall have received a counterpart of this Amendment duly executed and delivered by the Parent, Holdings and the Borrower.

            (b) The Administrative Agent shall have received an Acknowledgment and Consent, substantially in the form of Exhibit A hereto (the “Acknowledgment and Consent”), duly executed and delivered by the Borrower and the Guarantors.

            (c) The Administrative Agent shall have received executed Lender Consent Letters, substantially in the form of Exhibit B hereto (“Lender Consent Letters”), from Lenders constituting not less than the Required Prepayment Lenders (as defined in the Credit Agreement without giving effect to this Amendment).

            (d) The Administrative Agent shall have received a First Amendment Lender Addendum, substantially in the form of Exhibit C hereto, executed and delivered by each Tranche C Term Loan Lender and accepted by the Borrower.

            (e) On or before the First Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with this Amendment shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

            (f) The Administrative Agent shall have received a certificate of the Borrower, dated as of the First Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

            (g) The Administrative Agent shall have received the legal opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

            (h) All material governmental and third party approvals necessary in connection with the Tranche C Term Loan Facility, the continuing operations of the Parent, Holdings, the Borrower and its Restricted Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect.

            (i) The Administrative Agent shall have received irrevocable instructions from the Borrower to apply the proceeds of the Tranche C Term Loans to complete the August 2004 Term Loan Refinancing.

            17. Representations and Warranties. The Borrower hereby represents and warrants to Administrative Agent and each Lender that (before and after giving effect to this Amendment):

            (a) Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform this Amendment and the Acknowledgment and Consent (the “Amendment Documents”) to which it is a party and, in the case of the Borrower, to borrow under the Credit Agreement as amended hereby. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Amendment Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”). No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Amendment Documents, the borrowings under the Amended Credit Agreement or the execution, delivery, performance, validity or enforceability of this Amendment or the Acknowledgment and Consent, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19 of the Credit Agreement. Each Amendment Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. Each Amendment Document and the Amended Credit Agreement constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            (b) The execution, delivery and performance of the Amendment Documents, the borrowings under the Amended Credit Agreement and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

            (c) Each of the representations and warranties made by any Loan Party herein or in or pursuant to the Loan Documents is true and correct in all material respects on and as of the First Amendment Effective Date as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date).

            (d) The Borrower and each other Loan Party has performed in all material respects all agreements and satisfied all conditions which this Amendment and the other Loan Documents provide shall be performed or satisfied by the Borrower or the other Loan Parties on or before the First Amendment Effective Date.

            (e) After giving effect to this Amendment and the August 2004 Term Loan Refinancing, no Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated by this Amendment.

            18. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

            19. No Other Amendments or Waivers; Confirmation. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as an amendment or waiver of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the consent of the Administrative Agent or the Lenders.

            20. GOVERNING LAW; Miscellaneous. (a) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            (b) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended hereby.

            (c) This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment, the Acknowledgment and Consent, the First Amendment Lender Addenda and the Lender Consent Letters signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

            (d) Upon execution and delivery thereof by a Lender, each Lender Consent Letter shall be binding upon such Lender and each of its successors and assigns (including assignees of its Loans in whole or in part prior to effectiveness hereof).

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CINEMARK, INC.

By:	/s/ Michael Cavalier
Name: Michael Cavalier
Title: Secretary

CNMK HOLDING, INC.

By:	/s/ Andrew Panaccione
Name: Andrew Panaccione
Title: Secretary

CINEMARK USA, INC.

By:	/s/ Michael Cavalier
Name: Michael Cavalier
Title: Secretary

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/ Francis Chang
Name: Francis Chang
Title: Authorized Signatory

LEHMAN BROTHERS INC., as Sole Arranger of the Tranche C Term Loan Commitments

By:	/s/ Francis Chang
Name: Francis Chang
Title: Authorized Signatory